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                                                                    Exhibit 99.2

[TECO Energy, Inc. Logo]


FOR IMMEDIATE RELEASE

CONTACT:
                  Media:                             Investors:
                  Ross Bannister                     Mark Kane
                  813.228.4945                       813.228.1772
                  rdbannister@tecoenergy.com         mmkane@tecoenergy.com

TECO ENERGY AFFIRMS 2002 EARNINGS GUIDANCE
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Tampa, Fla., May 30, 2002- TECO Energy, Inc. (NYSE: TE) today affirmed its earnings guidance to the financial community in conjunction with its announced offering of 13.5 million shares of common stock.

TECO Energy stated that it is continuing to target 5 percent earnings per share growth for 2002 from 2001 earnings per share of $2.26 (basic), even after considering the dilutive effect of accelerating the company's equity offering into 2002. Compared to the guidance issued earlier in 2002, higher net income is expected to be driven by improved results at Tampa Electric from increased energy sales and higher Allowance for Funds Used During Constructions (AFUDC) (which represents interest and allowed equity cost capitalized to the construction costs); increased synthetic fuel production at TECO Coal; and a higher level of sales of ancillary and other services at the Frontera Station in Texas.

Senior Vice President and Chief Financial Officer Gordon Gillette said, "Even with the improved results that we expect from several of our key operating companies, we still have challenges in 2002, which include our dependence on summer weather patterns and a strengthening in the U.S. economy to improve energy prices in the markets that we serve. This offering will strengthen our

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                                                                    Exhibit 99.2

balance sheet and complete the company's equity raising efforts which were originally planned to extend through 2004."

TECO Energy is a diversified energy related holding company headquartered in Tampa. Its principal businesses are Tampa Electric, Peoples Gas System, TECO Power Services, TECO Transport, TECO Coal, TECO Coalbed Methane and TECO Solutions. Additional information related to the company is available on TECO Energy's Web site at www.tecoenergy.com.
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Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Certain factors that could cause actual results to differ materially from those projected in these forward-looking statements include the following: general economic conditions, particularly those in Tampa Electric's service area affecting energy sales; weather variations affecting energy sales and operating costs; potential competitive changes in the electric and gas industries, particularly in the area of retail competition; regulatory actions affecting Tampa Electric, Peoples Gas System or TECO Power Services; commodity price changes affecting the competitive positions of Tampa Electric and Peoples Gas System, as well as the margins at TECO Coalbed Methane and TECO Coal; changes in and compliance with environmental regulations that may impose additional costs or curtail some activities; TPS' ability to successfully develop, construct, finance and operate its projects on schedule and within budget; TPS' ability to obtain financing for its Dell and McAdams projects; energy price changes and amounts realized from sales of ancillary and other services at TPS' merchant plants including TPS' ability to capitalize upon the sale of ancillary services in Texas; TPS' ability to sell the output of the merchant plants operating or under construction at volumes and rates to recover its investment; the ability of TECO Energy's subsidiaries to operate equipment without undue accidents, breakdowns or failures; interest rates and other factors that could impact TECO Energy's ability to obtain access to sufficient capital on satisfactory terms; and TECO Coal's ability to successfully operate its synthetic fuel production facilities in a manner qualifying for Section 29 federal income tax credits, which could be impacted by changes in law, regulation or administration. Some of these factors are discussed more fully under "Investment Considerations" in the company's Annual Report on Form 10-K for the year ended December 31, 2001 and under "Risk Factors" in the prospectus supplement for the offering referred to above.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities referred to above. The offering is being made only by means of a prospectus. A copy of the preliminary prospectus may be obtained from the offices of Credit Suisse First Boston, 11 Madison Avenue, New York, NY 10080 or UBS Warburg, 299 Park Avenue, New York, NY 10171. An electronic copy of the prospectus will be available from the Securities and Exchange Commission's Web site at www.sec.gov.
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